UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 25, 2006

GLOBALNET CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-24962	75-2863583
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2616 South Loop West, Suite 660, Houston, Texas 77054
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (832) 778-9591

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02	Unregistered Sales of Equity Securities

To obtain funding for working capital, GlobalNet Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (collectively, the “Investors”) on May 25, 2006 for the sale of (i) $1,200,000 in callable secured convertible notes (the “Notes”) and (ii) stock purchase warrants (the “Warrants”) to buy 100,000,000 shares of our common stock.

On May 25, 2006, the Investors purchased $325,000 in Notes and received Warrants to purchase 50,000,000 shares of the Company’s common stock. In addition, provided that all of the conditions in the Securities Purchase Agreement are satisfied, on the final business day of each month, or such other date mutually acceptable to the Company and the Investors, commencing in June 2006, the Company will issue to the Investors and the Investors will purchase an additional agreed upon amount of Notes and Warrants until the remaining $875,000 in Notes are purchased.

The Notes bear interest at 6%, mature three years from the date of issuance, and are convertible into our common stock, at the Investors' option, at a conversion price, equal to the lower of (i) $0.03 or (ii) 20% of the average of the three lowest intraday trading prices for our common stock during the 20 trading days before, but not including, the conversion date (the “Variable Conversion Price”). As of May 30, 2006, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $.0001 and, therefore, the Variable Conversion Price for the secured convertible notes was $.00002. Based on this conversion price, the aggregate notes issued to date under the Agreement in the amount of $325,000 excluding interest, were convertible into 16,250,000,000 shares of our common stock.

The Company's Articles of Incorporation currently allow for issuance of a maximum of 20,000,000,000 shares of common stock. Currently, the Company has approximately 11,000,000,000 shares outstanding (including conversions of Previous Notes during calendar year 2006 of approximately 2,300,000,000 common shares), leaving an unissued balance of authorized shares that is not sufficient to service the maximum requirements of all of its convertible securities. In the event we are unable to obtain an increase in our authorized common stock, we will be required to repay the convertible debenture and we will be subject to penalties associated with such failure to deliver shares of common stock upon conversion of the debentures as well as prepayment penalties. In addition, the Investors, which have a secured lien on all of our assets and intellectual property, would be entitled to foreclose on our assets and intellectual property. In the event that the foregoing were to occur, significant adverse consequences to the Company would be reasonably anticipated. Although no notice of default has been received from the Investors, all previous notes with the Investors are in default under numerous covenants.

We may prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the callable secured convertible notes and the market price is at or below $0.10 per share. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The Warrants are exercisable until seven years from the date of issuance at an exercise price of $0.0002 per share. In addition, the exercise price of the Warrants is adjusted in the event we issue common stock at a price below market.

The Investors have contractually agreed to restrict their ability to convert the Notes and exercise the Warrants and receive shares of our common stock such that the number of shares of the Company common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the Company’s then issued and outstanding shares of common stock.

As of the date hereof, the Company is obligated on $325,000 in face amount of Notes issued to the Investors in connection with this offering.   The Notes are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.    In addition, the Company is also obligated on approximately $10,500,000 in face amount of callable secured convertible notes issued to the Investors (the “Previous Notes”). Certain of the Company's debt instruments originated in periods prior to May 2004; accordingly, such debt instruments may be converted to common stock which may be sold pursuant to Rule 144(k). The Previous Notes are also convertible at the Variable Conversion Price.

The Notes and Warrants were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder.   Each of the Investors is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

Assuming full funding occurs under the Agreement, the Company will nonetheless continue to lack a committed long-term defined funding source. Full funding under the Agreement will meet only the Company’s near-term cash needs, and would be insufficient to fund operations through the end of the year.

Status of Financial Statements and Audits

As previously disclosed, the Company engaged in conversations with the Securities and Exchange Commission (the "SEC") on a variety of accounting issues in early to mid-2005. On February 11, 2006, the Company re-initiated contact with the SEC via a request for guidance (the "Request") with the Office of the Chief Accountant.

The primary purpose of the Request was to seek guidance on the treatment of certain convertible notes and preferred stock (the "Instruments") issued during 2003, and possibly requiring derivative accounting treatment under Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" and Emerging Issues Task Force ("EITF") No. 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock."

From the conversations with the SEC, subject to final audit, the Company now expects to record the Instruments as derivatives. The accounting charge that will result from this accounting treatment substantially reflects the significant rise in the price of the Company's common stock during the fourth quarter of 2003, followed by the steep decline in 2004. Although the Company has not completed its analysis and the estimate has not been audited, the Company has advised the SEC that the fourth quarter of 2003 charge to earnings will likely exceed $600 million dollars, and that this charge will significantly be recovered as income in 2004 as the common stock price which underlies the derivative calculation, declined.

The guidance received from the SEC will also impact the Company's recording of the Instruments in 2004 through 2006, and will also affect the accounting for new convertible instruments in those years. The impact of derivative accounting on the Instruments and new financing instruments has not been calculated, but is expected to be material to the Company’s financial statements. The Company also expects, subject to audit, to report a major impairment of goodwill and other intangible assets, in the amended and restated financial statements.

The derivative accounting treatment, discussed above, also affects periods prior to 2003. Currently, the Company expects to correct the 2003 opening balance sheet for the impact of derivative accounting prior to 2003, and to restate the quarterly information for all periods in 2003 within a “comprehensive” Form 10-K, as discussed below.

The Company has also been in discussions with the SEC regarding mechanisms through which the Company might be able to expedite the filing of its annual and quarterly reports with the Securities and Exchange Commission. The Division of Corporation Finance of the SEC has advised the Company that it will accept the inclusion of required quarterly information in a “comprehensive” Form 10-KSB for the year ended December 31, 2004. While this filing would allow the Company to forgo filing amended Forms 10-QSB and Form 10-KSB for the earlier periods, it does not relieve the Company of the requirement to substantively provide all required information within the comprehensive Form 10-KSB that would otherwise have been filed in amended filings. The waiver by the Division of Corporation Finance does not protect the Company against any enforcement actions. For certain purposes under the SEC’s rules and regulations, the Company may not be deemed to be “current.” The impact of not being deemed current for certain purposes may materially affect the Company’s options with respect to certain filings it may wish to make in the future and may negatively impact the Company’s ability to be relisted on the Over-the-Counter Bulletin Board.

As a result of these discussions, and the need to restate all periods in 2003 which was previously not anticipated, the Company's efforts will require significantly more time to complete. Subsequent to the reinitiation of contact with the SEC, described above, additional material accounting, disclosure and internal control issues have arisen that require further research, and additional material accounting adjustments may result from conclusion of this review. Additionally, as a result of the consolidation of offices and the turnover of key personnel, certain documents necessary to the audit in the earlier periods have not yet been located. As a result of the additional issues requiring research and the ongoing search for certain key documents, the previous goal of filing restated and amended financial statements by June 30, 2006 will not be achieved.

Item 9.01 Financial Statements and Exhibits

Exhibit No.  Description

4.1	Securities Purchase Agreement dated May 25, 2006 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC

4.2	Form of Callable Secured Convertible Note

4.3	Form of Stock Purchase Warrant

4.4	Form of Registration Rights Agreement by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALNET CORPORATION

Date: June 1, 2006	By:	/s/ Mark Wood
Name: Mark Wood
Title: Chief Executive Officer